Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in this Registration Statement of Extra Space Storage Inc. on Form S-3 and the related prospectus, of our reports, dated January 15, 2007, with respect to the statements of revenues and certain expenses of the properties previously owned by Deland Vest, L.L.C., CFG Properties, Little River Vest, L.L.C., Extra Space Development, LLC, Inwood Limited Partnership, Winward Self Storage, LLC, Parklawn Storage Partners, L.P., Advantage Self Storage and Jason’s Self Storage of Neptune, New Jersey.

We also consent to the reference to our firm under the caption “Experts” in the registration statement.

/s/ TANNER LC
Salt Lake City, Utah
May 7, 2007